UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2007

PHYSICIANS FORMULA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33142 (Commission File Number)	23-0340099 (IRS Employer Identification No.)

1055 West 8th Street

Azusa, California 91702

(Address of principal executive offices, including Zip Code)

(626) 334-3395

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2007, the Compensation Committee of the Board of Directors of Physicians Formula Holdings, Inc. (the “Company”) approved cash bonuses with respect to 2006 under the 2006 bonus plan for each of the named executive officers, as set forth below:

Name	Title	2006 Bonus
Ingrid Jackel	Chief Executive Officer	$172,889
Jeffrey P. Rogers	President	172,889
Joseph J. Jaeger	Chief Financial Officer	160,540

In addition, the Compensation Committee approved the 2007 bonus objective for each of the named executive officers under the 2007 bonus plan.  Target and maximum cash bonus percentages (as a percent of base salary) for each of the named executive officers under the 2007 bonus plan are the same as under the 2006 bonus plan.  The form of the 2007 bonus plan is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

On March 7, 2007, the Compensation Committee also approved a 4% increase in base salaries of the named executive officers, effective January 1, 2007.  As a result, Ms. Jackel’s base salary increased from $350,000 to $364,000, Mr. Rogers’ base salary increased from $350,000 to $364,000 and Mr. Jaeger’s salary increased from $325,000 to $338,000.

Item 8.01.  Other Events.

On March 12, 2007, the Company announced that it plans to hold its Annual Meeting of Stockholders on Thursday, June 5, 2007 at 10:00 a.m. Pacific Time.  The meeting will be held at The Westin Hotel, located at 191 N. Robles Avenue, Pasadena, California, 91101.  The record date for determination of the Physicians Formula stockholders entitled to notice of and to vote at the Annual Meeting is April 24, 2007.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1	Form of 2007 bonus plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHYSICIANS FORMULA HOLDINGS, INC.
/s/ Joseph J. Jaeger
Date: March 12, 2007	Name:	Joseph J. Jaeger
	Title:	Chief Financial Officer